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                                                                       EXHIBIT 8

                  [MITCHELL SILBERBERG & KNUPP LLP LETTERHEAD]


                                 April 9, 2001


VIA EDGAR


Westcorp
23 Pasteur
Irvine, California 92618

               Re:    Westcorp
                      Registration Statement on Form S-3, File Number 333-56492

Dear Ladies and Gentlemen:

               We have acted as legal counsel for Westcorp ("Westcorp" or the "Registrant"), a California corporation, in connection with the preparation of the Registrant's registration statement, as amended, on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the issuance of common stock upon the exercise of rights being distributed by Westcorp to its shareholders of record.

               In rendering the opinion set forth below, we have examined the Registration Statement dated as amended and filed on April 10, 2001 (the "Form S-3") and such exhibits to the Form S-3 as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have assumed that a final version of the Form S-3 will become the effective Registration Statement of the Registrant without material change in the facts stated.

               Based upon and subject to the foregoing, and in reliance thereon and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that the information


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Westcorp
April 9, 2001
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contained in the Form S-3 under the caption "Material Federal Income Tax
Consequences" and the opinions set forth under that caption, to the extent that such information constitutes matters of law or legal conclusions, is correct.

               The opinions expressed in this letter are based upon relevant provisions of the Internal Revenue Code of 1986, as amended, federal income tax regulations, and current interpretations thereof as expressed in court decisions and administrative determinations in effect on this date. All of these provisions, regulations and interpretations are subject to changes which might result in substantial modifications of our opinions, and we do not undertake to advise you of any such modification. We caution that although the opinions expressed in this letter represents our best legal judgment as to such matter, our opinions have no binding effect on the Internal Revenue Service or the courts.

               We have expressed no opinion as to other tax issues affecting the Registrant, the holders of rights or any other participant to the transactions described in the Form S-3. We expressly refrain from rendering any opinion as to the tax laws of any state (or subdivision thereof) or any foreign country.

               We consent to the filing of this opinion with, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.


                               Very truly yours,

                      /S/ MITCHELL, SILBERBERG & KNUPP LLP
                        Mitchell, Silberberg & Knupp LLP